EXHIBIT 99.1

Simmons Announces Early Termination of All FDIC Loss Share Agreements

PINE BLUFF, Ark., Sept. 15, 2015 (GLOBE NEWSWIRE) -- Simmons First National Corp. (Nasdaq:SFNC) announced Tuesday that its wholly owned subsidiary, Simmons First National Bank, has entered into agreements with the Federal Deposit Insurance Corp. that terminate the bank's loss share agreements with the FDIC. The loss share agreements were related to the bank's acquisition of assets and assumption of liabilities of four failed banks through FDIC-assisted transactions in 2010 and 2012.

Under the terms of the agreement, the FDIC made a net payment of $2,368,000 to the bank as consideration for the early termination of the loss share agreements. Accordingly, in the third quarter of its current fiscal year, the company expects to realize a corresponding one-time pre-tax charge of almost $7.5 million resulting primarily from the write-off of the remaining FDIC indemnification assets and settlement charges paid to the FDIC.

"We're pleased to have successfully negotiated an agreement for the early termination of our loss share agreements with the FDIC," said George Makris, the Simmons First National Corp. chairman and CEO. "We believe that our participation with the FDIC in the resolution of these four troubled banks has been a success, not only for us and the FDIC but also for the customers and communities served by those institutions. In light of the improved economic environment, we've determined that the time is right to wrap up the loss share arrangements with the FDIC and transfer these banking assets into our regular banking operations. We expect to realize future benefits associated with the termination, such as reduced operating costs, retention of all loss recoveries and simplified financial reporting. However, with the termination of the loss share agreements, we will assume all of the risk of loss associated with any assets or expenses previously covered by the loss share agreements."

As a result of entering into the early termination agreements, assets that were covered by the loss share arrangements, including covered loans in the amount of  $93.1 million and covered real estate owned in the amount of $12.8 million as of June 30, will be reclassified as non-covered assets as of Sept. 30.

The loans that were previously covered by the loss share agreements will continue to be accounted for as purchased credit impaired loans. In addition, the early termination agreements eliminate the FDIC receivable for loss share agreements, which totaled $7.9 million as of June 30. About $6.6 million of the $13.0 million total indemnification assets as of June 30 was scheduled to be amortized against future earnings.

All rights and obligations of the bank and the FDIC under the FDIC loss share agreements, including the clawback provisions and the settlement of loss share and expense reimbursement claims, have been resolved and terminated under the termination agreement.

About Simmons First National Corp.

Simmons First National Corp. is a financial holding company headquartered in Pine Bluff, Ark., with total assets of almost $7.6 billion. The company conducts financial operations in Arkansas, Kansas, Missouri and Tennessee. The company's wholly owned subsidiary, Simmons First National Bank, offers comprehensive financial solutions delivered with a client-centric approach. The bank's deposits are insured by the Federal Deposit Insurance Corp. Investors may obtain additional information about Simmons First National Corp. and Simmons First National Bank on the internet at www.simmonsfirst.com.

Forward-looking statements

Statements in this news release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Simmons First National Corp.'s financial results is included in its Form 10-K filing with the Securities and Exchange Commission.

CONTACT: FOR MORE INFORMATION CONTACT:
         J. BURTON HICKS
         Chief of Staff and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000